Exhibit 10.4

Execution Version

SERIES A INVESTORS RIGHTS AGREEMENT

This Series A Investors Rights Agreement (this “Agreement”), dated as of May 1, 2019, is made by and among (i) CB Outdoor, L.P. (the “Purchaser”), (ii) Clear Channel Outdoor Holdings, Inc. (f/k/a Clear Channel Holdings, Inc.), a Delaware corporation (the “Company”), (iii) Clear Channel Worldwide Holdings, Inc., a Nevada corporation (“CCWH”), and (iv) the Holders who become party hereto by the execution of a joinder agreement in the form of Exhibit A hereto (the Purchaser, the Holders and the Company, collectively, the “Parties”). Reference is made to that certain Series A Securities Purchase Agreement, dated as of the date hereof, by and between the Purchaser and the Company (the “Series A Securities Purchase Agreement”). Capitalized terms used herein but not otherwise defined have the meanings specified in that certain Certificate of Designation of Series A Perpetual Preferred Stock of the Company (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Series A Certificate of Designation”).

PRELIMINARY STATEMENTS

A.

Substantially concurrently with the execution and delivery hereof, the Company will issue and sell to the Purchaser, and the Purchaser will purchase, such number of shares of Series A Preferred Stock (as defined in the Series A Securities Purchase Agreement) as set forth in and on the terms and subject to the conditions set forth in the Series A Securities Purchase Agreement.

B.	The Parties each desire to enter into this Agreement to establish certain additional rights of the Holders.

The Parties agree as follows:

ARTICLE I

ADDITIONAL RIGHTS OF HOLDERS; COVENANTS

Section 1.1 Transfer Restrictions. Each share of Series A Preferred Stock is only transferable pursuant to the terms and conditions set forth in the Series A Certificate of Designation if, and only if, the transferee of such shares (who is not already a party to this Agreement) executes and delivers to the Company a joinder to this Agreement in the form of Exhibit A hereto.

Section 1.2 Information Rights. As long as any share of the Series A Preferred Stock remains outstanding, the Company shall deliver to each Holder:

(a) within ninety (90) days after the end of each fiscal year of the Company (which may be extended to the extent such extension is permitted and such extension is granted by the SEC but, in any event, no later than 105 days after the end of such fiscal year), a consolidated balance sheet of the Company and its Subsidiaries at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (which may be extended to the extent such extension is permitted and such extension is granted by the SEC but, in any event, no later than 60 days after the end of such fiscal quarter), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or another similar officer of the Company as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) [Reserved]; and

(d) with each set of consolidated financial statements referred to in Section 1.2(a) and Section 1.2(b) above, supplemental unaudited financial information required to provide the revenue and assets of the Company and its Subsidiaries as a percentage of the total revenue and assets of the Company and its Subsidiaries as a whole.

Notwithstanding the foregoing, the obligations in Section 1.2(a) and Section 1.2(b) may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing (A) the applicable financial statements of the Company (or any direct or indirect parent of the Company) or (B) the Company’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to clauses (A) and (B),(i) to the extent such information relates to a parent of the Company, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating the Company and its Subsidiaries on a stand-alone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 1.2, such materials are accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards. Documents required to be delivered pursuant to this Section 1.2 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which (x) such documents become available on the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) website or (y) the Company (or any direct or indirect parent of the Company) posts such documents, or provides a link thereto on its website; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Holder has access. Each Holder shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Section 1.3 Withholding Taxes. Notwithstanding any other provision herein to the contrary, the Company may deduct and withhold from amounts payable to any Holder such amounts as the Company is required to deduct and withhold under the Code or other applicable Law, subject to applicable exemptions. The Company shall use reasonable efforts to notify each Holder promptly upon becoming aware that any such withholding or deduction is required with respect to such Holder and to provide such Holder with the opportunity to mitigate any such withholding.

Section 1.4 Put Option of Holders; Failure to Honor Acceleration.

(a) Each Holder will have the right (a “Put Right”) to require CCWH (the “Put Purchaser”) to, and require the Company to cause the Put Purchaser to, at any time, or from time to time, on or after the fifth anniversary of the Closing Date, to purchase all or any portion of each Holder’s shares of Series A Preferred Stock for an amount equal to the Redemption Price of such shares of Series A Preferred Stock (a “Put Purchase”).

(b) To exercise its Put Right, each Holder shall (i) deliver a written notice to the Company, stating (A) that the Holder elects to exercise its Put Right, (B) the number of shares of Series A Preferred Stock that the Holder is requiring to be purchased (the “Put Shares”) and the amount of Liquidation Preference of the Put Shares to be purchased, and (C) the bank account to which the purchase price shall be paid (the “Put Notice”), and (ii), if such Holder holds any shares of Series A Preferred Stock in certificated form, present to the Company the certificates representing such Put Shares held in certificated form, such shares to be held in escrow pending completion of the Put Purchase (and returned to the Holder promptly if the Put Purchase is not completed on the Purchase Date). A Holder may deliver a Put Notice to the Company up to 45 days prior to the fifth anniversary of the Closing Date, but in no event shall the Put Purchaser be obligated to purchase Put Shares pursuant to clause (a) of this Section 1.4 prior to the fifth anniversary of the Closing Date.

(c) Upon receipt of the Holder’s Put Notice, the Company shall select a Business Day that is not less than 20 days nor more than 35 days (subject to the final sentence of clause (b) of this Section 1.4) after receipt of the Put Notice to complete the Put Purchase (the “Purchase Date”) and within 15 days of receipt of the Put Notice shall notify the Holder of the Purchase Date and the Redemption Price. On the Purchase Date, the Put Purchaser shall purchase the Put Shares for a per share price equal to the Redemption Price, which shall be paid in cash in immediately available funds to the bank account designated in writing by the Holder.

(d) [Reserved].

(e) If the Put Purchaser fails to complete a Put Purchase in accordance with this Section 1.4, then, in addition to any other rights and remedies of the Holders under the Preferred Documents, (i) the Dividend Rate on the shares of Series A Preferred Stock shall increase by 2.00% and (ii) the Company shall not, and shall cause its Subsidiaries not to,

Incur or refinance any Indebtedness, unless such Indebtedness is Incurred or refinanced for the purpose of completing all previously elected and uncompleted Put Purchases and is Incurred or refinanced substantially concurrently with the completion of such Put Purchases. For the avoidance of doubt, the failure of the Put Purchaser to complete a Put Purchase in accordance with this Section 1.4 shall constitute a Trigger Event under Section 7.01 of the Series A Certificate of Designation.

(f) In addition to its rights under clause (a) of this Section 1.4, each Holder will also have the right (the “TE Put Right”) to exercise its Put Right at any time upon and at any time after the occurrence of a Trigger Event as defined in Section 7.01 of the Series A Certificate of Designation.

(g) To exercise its TE Put Right upon or after the occurrence of a Trigger Event, each Holder shall (i) deliver a written notice to the Company, stating (A) that the Holder elects to exercise its TE Put Right, (B) the number of shares of Series A Preferred Stock that the Holder is requiring to be purchased (the “TE Put Shares”) and the amount of Liquidation Preference of the TE Put Shares to be purchased, and (C) the bank account to which the purchase price shall be paid (the “TE Put Notice”), and (ii), if such Holder holds any shares of Series A Preferred Stock in certificated form, present to the Company the certificates representing such TE Put Shares held in certificated form, such shares to be held in escrow pending completion of the Put Purchase (and returned to the Holder promptly if the Put Purchase is not completed on the Purchase Date).

(h) Upon receipt of the Holder’s TE Put Notice, the Company shall select a Business Day that is not less than five Business Days nor more than ten Business Days after receipt of the Put Notice to complete the Put Purchase (the “TE Purchase Date”) and within three Business Days of receipt of the TE Put Notice shall notify the Holder of the TE Purchase Date and the Redemption Price. On the TE Purchase Date, the Put Purchaser shall purchase the TE Put Shares for a per share price equal to the Redemption Price, which shall be paid in cash in immediately available funds to the bank account designated in writing by the Holder.

(i) [Reserved].

(j) To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 1.4, the Put Purchaser’s compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under this Section 1.4.

Section 1.5 Material Event Purchase.

(a) Each Holder shall have the right (the “ME Right”), upon the occurrence of a Material Event, to require CCWH (the “ME Purchaser”) to, and require the Company to, cause the ME Purchaser to purchase for cash (the “ME Purchase”) all of such Holder’s then outstanding shares of Series A Preferred Stock at a price per share equal to the Redemption Price as of the Material Event Purchase Date (as defined below).

(b) At least ten Business Days prior to any Material Event or if at such time the Company and its Subsidiaries are not aware that a Material Event is to occur, promptly following the Company or any of its Subsidiaries first becoming aware that such Material Event has occurred or is to occur, the ME Purchaser shall transmit a notice (the “Company ME Notice”) to each Holder describing the transaction(s) or event(s) that constitute the Material Event and stating:

(i) the Redemption Price, and the date on which the Series A Preferred Stock will be purchased (the “Material Event Purchase Date”), which for purposes of this Section 1.5 shall be (A) the date of the Material Event or (B) in the case where the Material Event has occurred, or is to occur within ten Business Days of the Company becoming aware that the Material Event is to occur, the tenth Business Day following transmittal of the Company ME Notice;

(ii) that any shares of Series A Preferred Stock not tendered shall continue to accrue Dividends; and

(iii) that, unless the ME Purchaser defaults in the payment of such Redemption Price, each share of Series A Preferred Stock properly tendered shall be accepted for payment pursuant to this Section 1.5 and redeemed as of the Material Event Purchase Date.

(c) In the Company ME Notice, the ME Purchaser shall offer to purchase each Holder’s then outstanding shares of Series A Preferred Stock for an amount per share in cash equal to the Redemption Price of each share of Series A Preferred Stock.

(d) To exercise the ME Right, each Holder shall within seven Business Days of receipt of the Company ME Notice (i) deliver a written notice to the Company, stating (A) that the Holder elects to exercise its ME Right, (B) the Holder’s number of shares of Series A Preferred Stock (the “ME Shares”) and the amount of Liquidation Preference of the ME Shares to be purchased, and (C) the bank account to which the purchase price shall be paid (the “Holder ME Notice”), and (ii), if such Holder holds any shares of Series A Preferred Stock in certificated form, present to the Company the certificates representing such ME Shares held in certificated form, such shares to be held in escrow pending completion of the ME Purchase (and returned to the Holder promptly if the ME Purchase is not completed on the Material Event Purchase Date).

(e) On the Material Event Purchase Date, the ME Purchaser shall purchase the Holder’s shares of Series A Preferred Stock for a per share price equal to the Redemption Price, which shall be paid in cash in immediately available funds to the bank account designated in writing by the Holder.

(f) To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 1.5, the ME Purchaser’s compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under this Section 1.5.

Section 1.6 Keepwell; Backstop.

(a) The Company hereby absolutely, unconditionally and irrevocably undertakes to and shall provide, or cause one or more of its Subsidiaries to provide, such funds or credit support as may be or are needed by the Company, the Put Purchaser and the ME Purchaser from time to time to honor, pay and perform all of the Put Purchaser’s and the ME Purchaser’s obligations under Section 1.4 or Section 1.5 of this Agreement or Article III of the Series A Certificate of Designation (all such obligations are collectively, the “Backstopped Obligations”).

(b) The Company (i) unconditionally and irrevocably guarantees to the Holders the prompt and complete performance of the Backstopped Obligations by the ME Purchaser and the Put Purchaser as and when required by the terms of such obligations and (ii) undertakes to, and shall, provide the ME Purchaser and the Put Purchaser with such funds or credit support as may be or are needed by the ME Purchaser or the Put Purchaser from time to time to honor, pay and perform the Backstopped Obligations.

(c) If the Company fails to perform or comply with any of its obligations contained in this Section 1.6 and a Holder fails to receive when due and payable any payment in respect of the Backstopped Obligations, then (i) it shall be assumed conclusively without necessity of proof that the failure by the Company to perform its obligations contained in this Section 1.6 was the direct cause of the Holder failing to receive such payment when due and (ii) the Company irrevocably waives any right or defense it may have to cause the Holder to prove the cause or amount of such damages or to mitigate those damages. The obligations and undertakings of the Company under this Section 1.6 shall remain in full force and effect and enforceable by each Holder until all shares of the Series A Preferred Stock held by such Holder have been redeemed or purchased pursuant to Section 1.4 or Section 1.5 of this Agreement or Article III of the Series A Certificate of Designation.

(d) Neither the Put Purchaser nor the ME Purchaser shall merge, consolidate or sell all or substantially all of its assets unless (a) the Put Purchaser or the ME Purchaser, as the case may be, is the surviving entity, (b) the surviving entity assumes, by an instrument reasonably satisfactory to the Holder Majority, all of the obligations of the Put Purchaser or the ME Purchaser, as applicable, under the Preferred Documents or (c) a third party reasonably satisfactory to the Holder Majority assumes, by an instrument reasonably satisfactory to the Holder Majority, all of the obligations of the Put Purchaser or the ME Purchaser, as applicable, under the Preferred Documents.

Section 1.7 Failure to Pay Dividends Currently; Limitation on Restricted Payments; Preferred Share Director; Accrual Fees.

(a) The Company shall not, and shall cause each of its Subsidiaries not to, declare or make, directly or indirectly, any Restricted Payment (except for Restricted Payments made to the Company or any of its wholly owned Subsidiaries or otherwise permitted under Section 4.01(b)(v) of the Series A Certificate of Designation) unless (i) all accrued and unpaid Dividends on the shares of Series A Preferred Stock prior to the date of such Restricted Payment are paid in full in cash (and, to the extent such Dividends have been added to the Liquidation Preference, the payment of such Dividends shall have been accompanied by a Make-Whole Premium, to the extent paid prior to the third anniversary of the Closing Date if in connection with a redemption), (ii) after giving effect to the Restricted Payment, the Company, in its determination, reasonably believes that it can continue to pay Dividends on the shares of Series A Preferred Stock in full in cash on each Dividend Payment Date, and (iii) after giving effect to the Restricted Payment, each of the Company and its Subsidiaries, in its determination, reasonably believes that the Company will have sufficient assets to provide for repayment of the Liquidation Preference in a hypothetical liquidation of the Company and its Subsidiaries.

(b) If dividends on any shares of Series A Preferred Stock shall be in arrears having not been declared by the board of directors of the Company (the “Board”) and paid in cash for 12 or more consecutive quarterly periods, the Board shall cause the number of directors then constituting the Board to be increased by one, and the Holders (voting together as a single class) will be entitled to designate an individual that shall be elected to the Board (the “Preferred Share Director”) by a vote of the then sitting Board acting under its authority to fill vacancies. The Preferred Share Director shall have a term equal to a member of the class of the Company’s directors then having the longest remaining term and shall serve until his or her successor is duly elected and qualified. The Holders will continue to be entitled to designate a Preferred Share Director until all dividends accrued on such shares of Series A Preferred Stock for the past dividend periods shall have been fully paid in cash. The Board shall take all necessary action to cause the Company’s certificate of incorporation and bylaws to at all times provide the Board with the authority to increase the size of the Board, fill vacancies, and take all such actions as are required to permit the designation and election of the Preferred Share Director in accordance with this Section 1.7. The Board shall not approve or assent to any amendment of the Company’s certificate of incorporation and bylaws that is not in accordance with this Section 1.7.

(c) If dividends on any shares of Series A Preferred Stock shall be in arrears having not been declared by the Board and paid in cash for eight consecutive quarterly periods, then on the dividend payment date of such eighth consecutive quarter, the Company shall pay to the Holders a fee equal to one percent of the Liquidation Preference of all Preferred Stock then outstanding. Thereafter, if dividends on any shares of Series A Preferred Stock shall be in arrears having not been declared by the Board and paid in cash for four consecutive quarterly periods, then on the dividend payment date of such fourth consecutive quarter, the Company shall pay to the Holders an additional fee equal to one percent of the Liquidation Preference of all Preferred Stock then outstanding.

Section 1.8 Indebtedness. The Company shall not, and shall cause all of its Subsidiaries not to, create, Incur or assume any Indebtedness or issue any shares of Preferred Stock ranking pari passu with or senior to the Series A Preferred Stock (including by way of issuance of any Disqualified Equity Interest), unless permitted under Section 4.01 of the Series A Certificate of Designation.

Section 1.9 [Reserved].

Section 1.10 Certain Amendments. Except as otherwise permitted by Section 8.01 of the Series A Certificate of Designation, the Company shall not, and shall cause all of its Subsidiaries not to, amend, modify or change its organizational documents (including the certificate of incorporation, certificate of formation, certificate of limited partnership or similar document, as applicable), in each case, in any manner materially adverse to the interests of the Holders, without consent of a Holder Majority.

Section 1.11 Tax. The Company agrees that it is its intention that the Holders shall not be required to include in income for U.S. federal income tax purposes any income or gain in respect of the shares of Series A Preferred Stock on account of the accrual of Dividends thereon unless and until paid in cash. For the avoidance of doubt, the Company intends (unless otherwise agreed by the Company and its shareholders) that (i) Section 305(c) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation, Section 1.305-5(b)(1) (whether by reason of the application of Treasury Regulation, Section 1.305-5(b)(3) or otherwise) shall not apply to require the Holders to include for U.S. federal income tax purposes any income or gain on account of the accrual of Dividends thereon, (ii) the accrual of unpaid Dividends on the shares of Series A Preferred Stock shall not be treated as a distribution pursuant to Code Section 301 (by operation of Code Section 305(b), Code Section 305(c), or otherwise), (iii) the Holders shall not recognize any distributions under Code Section 301 on account of the accrual of Dividends on the shares of Series A Preferred Stock, and (iv) any payment by the Company in redemption to a Holder, whether such redemption is in part or in full, shall be treated as a redemption of such stock within the meaning of Code Section 317(b). The Company shall file all income tax returns and other income tax filings (to the extent required) consistent with this Section 1.11 and shall not take any position (including, without limitation, by way of withholding) on any tax return or other tax filing; provided that, in the event of an adverse determination by IRS Appeals, the Company shall not be required to pursue such position in any judicial forum unless such Holder agrees to reimburse the Company for any costs incurred by the Company in such further proceedings. The Company shall use reasonable efforts to notify the Holders of its intent to withhold any U.S. federal income taxes at least five Business Days before any such withholding would be imposed, and shall use reasonable efforts to cooperate with the Holders to mitigate or reduce any such withholding taxes.

ARTICLE II

MISCELLANEOUS

Section 2.1 Entire Agreement; Parties in Interest. This Agreement (including the exhibits hereto), the Series A Certificate of Designation, the Series A Securities Purchase Agreement and the Series A Commitment Letter (to the extent the obligations that are expressly stated in the Series A Commitment Letter to survive termination thereof as set forth therein) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement will be binding upon and inure solely to the benefit of each Party and its respective successors, legal representatives and permitted assigns.

Section 2.2 No Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced by a Party against another Party, and any Related Proceedings that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by such Party against another Party, and no current, former or future Affiliates of a Party, or any of the foregoing Persons’ respective Representatives (collectively, the “Related Parties”) will have any liability for any Losses of a Party in respect of any claim (whether in tort, contract or otherwise) based on, in respect of, by reason of or in connection with this Agreement. In no event will a Party or any of its Affiliates, and such Party agrees not to, and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover losses or other damages from, any Related Party.

Section 2.3 Governing Law. This Agreement and all questions relating to the interpretation or enforcement of this Agreement will be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than Delaware.

Section 2.4 Jurisdiction. Each Party hereby irrevocably and unconditionally, for itself and its property, submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, in the Complex Commercial Litigation Division of the Superior Court in the City of Wilmington, New Castle County, Delaware, and if jurisdiction in the Complex Commercial Litigation Division of the Superior Court in the City of Wilmington, New Castle County, Delaware is unavailable, in the Federal courts of the U.S. sitting in the State of Delaware), and any appellate court from any thereof (such courts in such jurisdictional priority, the “Forum”), in any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby, and agrees that all claims in respect of such Proceeding may be heard and determined in the Forum, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such Proceeding except in the Forum, (b) agrees that any claim in respect of any such Proceeding may be heard and determined in the Forum, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Forum, and (d) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in the Forum. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made by registered or certified mail addressed to such Party at the address specified pursuant to Section 2.6, and that service so made will be effective as if personally made in the State of Delaware. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 2.5 Specific Performance; Remedies.

(a) Each Party hereby acknowledges and agrees that the subject matter of this Agreement, including the Series A Certificate of Designation, is unique, that the other Party would be damaged irreparably in the event any of the provisions of this Agreement and/or the Series A Certificate of Designation are not performed in accordance with their specific terms or otherwise are breached, and that remedies at law would not be adequate to compensate such other Parties not in default or in breach. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, the Series A Certificate of Designation and the other Preferred Documents and to enforce specifically the terms and provisions of each Preferred Document in addition to any other remedy to which they may be entitled, at law or in equity. The Parties waive any defense that a remedy at law is adequate and any requirement to prove special damages, post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

(b) All remedies available under this Agreement, the Series A Certificate of Designation or any other document comprising the Preferred Documents, at law, in equity or otherwise, will be deemed cumulative and not alternate or exclusive of other remedies available under the Preferred Documents, including seeking or obtaining a monetary judgment for failure to (i) pay quarterly Dividends in full in cash each quarter in accordance with Article II of the Series A Certificate of Designation, (ii) redeem or purchase the shares of Series A Preferred Stock in accordance with this Agreement or the Series A Certificate of Designation, or (iii) make any other payment required under the Preferred Documents. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

Section 2.6 Notice.

(a) Except as otherwise provided in this Agreement, any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and delivered by (i) email or (ii) registered mail via a national courier service to the following email address or physical address, as applicable:

The Company:

Clear Channel Outdoor Holdings, Inc.

20880 Stone Oak Parkway

San Antonio, TX 78258

Attention: General Counsel

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: David A. Curtiss

                  Brian Wolfe

E-mail:      david.curtiss@kirkland.com

                  brian.wolfe@kirkland.com

The Purchaser:

CB Outdoor, L.P.

c/o Centerbridge Partners, L.P.

375 Park Avenue, 12th Floor

New York, NY 10152

Attention: Vivek Melwani

Bill Gerding

Scott Bowling

E-mail:     vmelwani@centerbridge.com

bgerding@centerbridge.com

sbowling@centerbridge.com

with a copy (which will not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Brad E. Scheler

John M. Bibona

Andrea Gede-Lange

E-mail:     brad.eric.scheler@friedfrank.com

john.bibona@friedfrank.com

andrea.gede-lange@friedfrank.com

(b) Notice or other communication pursuant to Section 2.6(a) will be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or by overnight delivery on a non-Business Day will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day. Any Party may specify a different address by written notice to the other Parties. The change of address will be effective upon the other Parties’ receipt of the notice of the change of address.

Section 2.7 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by a Holder Majority at that time in issue and by the Company (for itself and on behalf of CCWH), or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that any amendments or waivers to Section 1.4, Section 1.5 and Section 1.6 require the consent of the Required Holders. No knowledge, investigation or inquiry, or failure or delay by the Company or the Purchaser in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waiver of any right or remedy hereunder will be deemed to be a continuing waiver in the future or a waiver of any rights or remedies arising thereafter.

Section 2.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which constitutes an original, and all of which taken together constitute one instrument. A signature delivered by facsimile or other electronic transmission (including e-mail) will be considered an original signature. Any Person may rely on a copy of this Agreement.

Section 2.9 FIRPTA Certificate. The Company shall (1) provide to any Holder, upon such Holder’s request and within ten Business Days following such request, a certification as to the Company’s status as a United States real property holding company, in accordance with Treasury Regulations Section 1.897-2(h)(1), or notify the Holder of its legal inability to do so, and (2) in connection with the provision of any certification pursuant to the preceding clause (1), comply with the notice provisions set forth in Treasury Regulations Section 1.897-2(h).

Section 2.10 Assignment. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective permitted assigns and successors (including, but not limited to, the rights of Holders set forth in Section 1.4, Section 1.5 and Section 1.6 hereof). None of the rights, privileges or obligations set forth in, arising under or created by this Agreement may be assigned or transferred by the Company without the prior written consent of the Holders. A Holder may assign this Agreement and the rights, privileges and obligations hereunder only in connection with a transfer of shares of the Series A Preferred Stock in accordance with Section 1.1 hereof and the Series A Certificate of Designation. Any assignment or transfer in violation of this Section 2.10 shall be null and void.

Section 2.11 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that achieves, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

Section 2.12 Certain Company Acknowledgements. The Company acknowledges on its behalf and on behalf of its Subsidiaries and other Affiliates that:

(a) The Holders and their respective Affiliates are involved in a broad range of transactions and may have economic interests that conflict with those of the Company or any of its Subsidiaries. Each Holder is and will act under this Agreement as an independent contractor. Nothing in this Agreement or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty of the Holders to the Company or any of its Subsidiaries or any Affiliate or equity holder thereof. The rights and obligations contemplated by this Agreement are the result of arm’s-length commercial negotiations between the Holders, on the one hand, and the Company, on the other hand. In connection with such rights and obligations, each of the Holders is acting solely as a principal and not as agent or fiduciary of the Company or any of its Subsidiaries or member of management, equity holders or creditors thereof or any other Person.

(b) None of the Holders or any of their respective Affiliates or Representatives will have any obligation to use in connection with the matters contemplated by this Agreement, or to furnish to the Company or any of its Subsidiaries or its Affiliates or equity holders, confidential information obtained by them from other Persons.

Section 2.13 Rights of Third Parties. Other than the Related Parties, who shall be express, intended third-party beneficiaries of Section 2.2, this Agreement does not confer any rights on any person other than the Parties.

Section 2.14 Conflict of Provisions. If there is any inconsistency between any of the provisions of this Agreement and the provisions of the Series A Certificate of Designation, the provisions of this Agreement shall prevail.

ARTICLE III

DEFINITIONS

Section 3.1 Certain Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to them in the Series A Certificate of Designation. The following words and phrases have the meanings specified in this Section 3.1:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Governmental Entity” means any U.S. or foreign, federal, state, provincial, municipal, local or similar government or any agency, authority, board, body, bureau, commission, court, department, entity, official, political subdivision, tribunal or other instrumentality of any such government and will include any regulatory or trade body or organization and any arbitrator or arbitral body.

“Holder” means, as of a particular time, any Person that, as of such time, is the holder of record of at least one share of the Series A Preferred Stock, including as of the date hereof, the Purchaser.

“Losses” means any claims, actions, proceedings, liabilities or judgments asserted or established in any jurisdiction (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, determined or determinable, disputed or undisputed, liquidated or unliquidated and whether in contract, tort, strict liability or otherwise), and including all losses, damages, costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation) taxes, penalties and fines.

“Person” means any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Related Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal), including non-contractual claims or disputes, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Representatives” means, with respect to any Person, such Person’s officers, directors, managers, members, partners, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives.

“Series A Commitment Letter” means the preferred equity commitment letter, dated April 8, 2019, among the Purchaser, iHeartMedia, Inc., iHeartCommunications, Inc., iHeart Operations, Inc. and the Company.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company. For the avoidance of doubt, any entity that is owned at a 50.0% or less level and does not constitute a “Subsidiary” pursuant to either or both of the immediately preceding sentences shall not be a “Subsidiary” for any purpose under this Agreement, solely by reason that the entity is consolidated on the Company’s or any Subsidiary’s financial statements.

“Transactions” has the meaning given in the Series A Securities Purchase Agreement.

Section 3.2 Construction. The Parties intend that each representation, warranty, covenant and agreement contained in this Agreement will have independent significance. The headings are for convenience only and will not be given effect in interpreting this Agreement. References to sections, articles or exhibits are to the sections, articles and exhibits contained in, referred to by or attached to this Agreement, unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” and “including” in this Agreement mean “include/includes/including without limitation.” All references to $, currency, monetary values and dollars set forth herein mean U.S. dollars. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. References to a Person also include its permitted assigns and successors. Any reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Any reference herein to any Law will be construed as referring to such Law as amended, modified, codified or reenacted, in each case, in whole or in part, and as in effect from time to time. The Parties acknowledge and agree that (a) each Party and its counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Agreement, (b) any rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be used to interpret this Agreement and (c) the provisions of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

Clear Channel Outdoor Holdings, Inc.

By:	/s/ Brian D. Coleman
Name:	Brian D. Coleman
Title:	Chief Financial Officer, Treasurer and
Assistant Secretary

Clear Channel Worldwide Holdings, Inc.

By:	/s/ Brian D. Coleman
Name:	Brian D. Coleman
Title:	Chief Financial Officer, Treasurer and
Assistant Secretary

[Signature Page to Investors Rights Agreement]

PURCHASER:

CB Outdoor, L.P.

By:	/s/ Vivek Melwani
Name:	Vivek Melwani
Title	Authorized Signatory

[Signature Page to Investors Rights Agreement]

EXHIBIT A

Joinder

[Attached]

JOINDER TO

SERIES A INVESTORS RIGHTS AGREEMENT

This JOINDER (this “Joinder”) to the Series A Investors Rights Agreement (the “Agreement”), dated as of May 1, 2019, by and among the Company, CCWH, and the Purchaser identified therein and the Holders who become party thereto by the execution of a joinder agreement substantially in the form of this Joinder, is made as of [•] by [•], a [•] (the “Joining Investor”). Capitalized terms used herein but not otherwise defined have the meanings set forth in the Agreement.

Pursuant to Section 1.1 of the Agreement, the shares of Series A Preferred Stock are transferable to the Joining Investor if, and only if, the Joining Investor executes and delivers to the Company this Joinder.

The Joining Investor agrees as follows:

1. Upon execution of this Joinder, the Joining Investor will become a party to the Agreement and will be fully bound by, and subject to, all of the terms and conditions of the Agreement.

2. This Joinder and all questions relating to the interpretation or enforcement of this Joinder will be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than Delaware.

3. A signature delivered by facsimile or other electronic transmission (including e-mail) will be considered an original signature. Any Person may rely on a copy of this Joinder.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Joining Investor has caused this Joinder to be duly executed and delivered as of the date first written above.

[•]

By:
Name: [•]
Title: [•]